N-SAR Item 77.I.  Terms of New or Amended Securities

        At a meeting held on July 25, 2008, the Board of Strategic Funds, Inc. (the "Company") approved a proposal to modify the eligibility requirements of Dreyfus New Leaders Fund (formerly, Dreyfus Premier New Leaders Fund) (the "Fund") Class I shares. These changes, with respect to the Fund, were reflected in a Post Effective Amendment to the Company's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on July 31, 2008.